Exhibit 99.1

For Immediate Release:	Contact:	Patrick Dennis Chief Financial Officer (203) 629-9595 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports Second Quarter Results

•	Assets Under Management (AUM) of $1.19 billion at June 30, 2016, versus $1.13 billion and $1.08 billion at March 31, 2016 and December 31, 2015, respectively
•	Diluted EPS increases to $0.04 per share for the quarter versus $0.03 per share for the comparable quarter in 2015
•	Simplified structure - Associated Capital Group, Inc. (“AC”) now owns 100% of Gabelli Securities, Inc. (“GSI”).
•	Repurchased 53,850 shares during the quarter at an average price of $29.32 per share
•	Book value per share of $29.66/AEBV[1] per share of $39.48 (non-GAAP)

Rye, New York, August 2, 2016 – Associated Capital Group, Inc. (“AC” or the “Company”) reported financial results for the second quarter ended June 30, 2016, its second full quarter as a stand-alone public company since its spin-off from GAMCO Investors, Inc. (“GAMCO”) on November 30, 2015.

Second Quarter Overview

The Company’s second quarter operating revenues climbed to $5.0 million from $4.6 million for the second quarter of 2015.  Investment and other non-operating income for the quarter was $4.9 million versus $4.4 million for the same period in 2015.  Net income was $1.0 million, or $0.04 per diluted share, compared to net income of $0.9 million, or $0.03 per diluted share in the second quarter of 2015.

1 AEBV (Adjusted Economic book value) is defined in the discussion of non-GAAP financial measures on page 5.

Financial Highlights	Q2				First Half
($'s in 000's except AUM and per share data)	2016		2015		2016	2015

AUM - end of period (in millions)	$1,191		$1,064

Revenues	4,964		4,590		9,481	9,157

Operating loss, before management fee (a)	(3,201)		(3,359)		(7,442)	(6,852)

Investment and other non-operating income, net	4,922		4,439		11,645	11,796

Income before income taxes	1,570		971		3,778	4,448

Net income	1,019		855		2,612	3,240

Net income per share	$0.04		$0.03		$0.10	$0.13

Shares outstanding at June 30	25,458	(b)	25,725	(c)	25,458	25,725
(a) See GAAP to non-GAAP reconciliation on page 6.
(b) Shares outstanding consist of 24,908 non-RSA shares and 550 RSA shares.
(c) Based on GAMCO shares outstanding as of June 30, 2015 as this was prior to the spin-off.

Financial Condition

At June 30, 2016, the Company’s book value on a GAAP basis was $755 million, or $29.66 per share, including cash and investments of $763 million. This includes $295 million of cash and short term US treasuries; $229 million of marketable securities, including 4.4 million shares of GAMCO stock; and $239 million invested in affiliated and third party funds and partnerships. The Company has no long term debt.  Our financial resources underpin our flexibility to pursue strategic objectives that may include acquisitions, lift-outs, seeding new investment strategies, and co-investing, as well as shareholder compensation in the form of share repurchase and dividends.

Our investment in GAMCO stock decreased in value to $144 million at June 30, 2016 from $162.8 million at March 31, 2016. The change in value is not reflected in our net income for the quarter in accordance with generally accepted accounting principles for available-for-sale securities it's in comprehensive income.

The Company also provides an analysis of Adjusted Economic book value (“AEBV”), and AEBV per share, a non-GAAP financial measure that management believes is useful for analyzing AC’s financial condition.  The $250 million note issued by GAMCO in favor of AC (the “GAMCO Note”) as part of the spin-off transaction is not treated as an asset for GAAP purposes, but as a reduction in equity. AEBV is a non-GAAP measure that reflects the GAMCO Note as if it were an asset as opposed to a reduction in equity. At June 30, 2016, AEBV for the Company was $1.005 billion and the AEBV per share was $39.48 per share. As the GAMCO Note is paid down, equity will increase and once the GAMCO Note is completely paid, GAAP book value and AEBV will be the same.

The Company is exploring various alternatives to reduce our economic exposure to GAMCO resulting from our interests in its stock and the GAMCO Note.

Second Quarter Results of Operations

Assets Under Management (AUM)

	June 30,	March 31,	December 31,	June 30,
	2016	2016	2015	2015

Event Merger Arbitrage	$989	$924	$869	$855
Event-Driven Value	141	143	145	133
Other	61	61	66	76
Total AUM	$1,191	$1,128	$1,080	$1,064

AUM at June 30, 2016 was $1.19 billion, an increase of $127 million from $1.06 billion at June 30, 2015 due to $105 million of net inflows and $22 million of net appreciation.

Revenues and results of operations

Total operating revenue for the three months ended June 30, 2016 was approximately $5.0 million as compared to $4.6 million in the comparable prior year period.

-	Investment advisory fees increased to $2.22 million in the second quarter of 2016, up from $2.07 million in the comparable 2015 quarter.

-
Our institutional research services revenue was $2.3 million in the second quarter 2016 versus $2.0 million in the year ago quarter.  The increase is primarily due to higher underwriting fees earned for preferred stock offerings and sales manager fees from at-the market offerings of certain GAMCO closed-end funds, partially offset by a reduction of income earned from research provided to third party institutions.

Our operating loss of $3.4 million was lower in the second quarter of 2016 versus a loss of $3.5 million in the comparable quarter of 2015. Operating loss before management fee decreased to $3.2 million in the second quarter of 2016 versus $3.4 million in the prior year period.  The change was primarily due to an increase in total operating revenues of $0.4 million offset by an increase in professional fees.

Incentive fees are not recognized until the measurement period ends and the fee is crystalized (typically at calendar year end).  Had the measurement period ended on June 30, we would have recognized $3.5 million pretax for each of the six months ended June 30, 2016 and 2015.

For years in which our funds have positive performance, fourth quarter revenues, and therefore fourth quarter net income, will generally exceed the revenue and net income levels recognized in each of the prior three quarters of the year.

Investments and other non-operating income

During the second quarter 2016, investment and other non-operating income was $4.9 million versus $4.4 million in the second quarter of 2015.  Investment gains were $1.5 million in the 2016 quarter down from $3.8 million in the comparable 2015 quarter reflecting lower mark-to-market gains in the portfolio.  Net dividend and interest income was $3.4 million in the 2016 quarter, primarily due to the interest accrued on the GAMCO Note, which was substantially higher than the $0.7 million earned in the comparable quarter in 2015.

Business and Investment Highlights

Event Driven Asset Management

Gabelli Associates Fund LP, which invests in merger arbitrage situations, had gross and net returns of 4.06% and 2.83%, respectively, for the six months ended June 30, 2016.  While M&A activity was down 19% year over year, deal activity in the second quarter was $914 billion, a 24% increase from Q1.  Drivers included the search for global growth and cheap financing.  We expect ongoing deal activity and market volatility will continue to offer attractive opportunities to earn risk adjusted returns that are not correlated to the market.

Institutional Research

In the second quarter, our institutional research services business sponsored two investment symposiums as well as several non-deal roadshows featuring C-level executives.  In April, we hosted our 10th Annual Omaha Research Trip in conjunction with the Berkshire Hathaway Annual Meeting.  On June 9, 2016, we hosted our 8th Annual Movie & Entertainment Conference, where prominent media executives provided updates regarding industry consolidation, the value and monetization of content, and developments in the global competitive landscape.

Shareholder Compensation

During the quarter ended June 30, 2016, we repurchased 53,850 AC shares at an average price of $29.32 per share, for a total cost of $1.6 million.  In addition, we paid an initial $0.10 dividend per share on June 28, 2016 to shareholders of record on June 14, 2016.

GSI/AC Exchange

During the second quarter, we negotiated to exchange AC shares for GSI shares from the minority investors in Gabelli Securities, Inc. (“GSI”). AC increased its interest in GSI by 6.1% in return for 163,428 shares of AC and now owns 100% of GSI.  This transaction represents another important step in building a foundation for future growth of the business.

About Associated Capital Group, Inc.

The Company was spun-off from GAMCO on November 30, 2015. The Company manages proprietary capital and operates businesses via GSI, its 100% owned subsidiary.

GSI and its wholly owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios. The business earns fees from its advisory assets, and income (loss) from proprietary trading and investment portfolio activities. The advisory fees include management and incentive fees. Management fees are largely based on a percentage of the portfolios assets under management. Incentive fees are based on the percentage of profits derived from the investment performance delivered to clients' invested assets. GSI is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research, a wholly owned subsidiary of GSI. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.
Management believes the analysis of Adjusted Economic book value ("AEBV") and AEBV per share, both non-GAAP financial measures, are useful in analyzing the Company's financial condition during the period in which it builds its core operating business. For GAAP purposes, the amount of the GAMCO Note, which was issued to the Company as part of the spin-off transaction, is treated as a reduction in equity for the period all or a portion of it is outstanding. The GAMCO Note is expected to be paid down ratably over five years or sooner at GAMCO’s option. As the GAMCO Note pays down, the Company's total equity will increase, and once the GAMCO Note is fully paid off by GAMCO, the Company's total equity and AEBV will be the same. AEBV and AEBV per share represent book value and book value per share, respectively, without reducing equity for the period all or any portion of the GAMCO Note is outstanding.  The calculations of AEBV and AEBV per share at June 30, 2016 are shown below:

Associated Capital Group, Inc.
Reconciliation of Total Equity to Adjusted Economic Book Value

	Total	Per Share
Total equity as reported	$754,984	$29.66
Add: GAMCO Note	250,000	9.82
Adjusted Economic book value	$1,004,984	$39.48

B.
Operating loss before management fee expense is used by management to evaluate its business operations.  We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax loss before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating loss before management fee expense to operating loss is provided below.

Associated Capital Group, Inc.
Reconciliation of non-GAAP financial measures to GAAP

	Q2	Q2	YTD	YTD
	2016	2015	2016	2015
Operating loss before management fee	$(3,201)	$(3,359)	$(7,442)	$(6,852)
Deduct: management fee expense	151	109	425	496
Operating loss	$(3,352)	$(3,468)	$(7,867)	$(7,348)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	June 30,	December 31,	June 30,
	2016	2015	2015

ASSETS

Cash and cash equivalents	$194,726	$205,750	$361,082
Investments	430,560	420,991	341,831
Investment in GAMCO stock	143,960	136,360	-
Receivable from brokers	21,269	56,510	56,384
Other receivables	8,465	13,229	2,951
Other assets	3,947	3,908	4,375

Total assets	$802,927	$836,748	$766,623

LIABILITIES AND EQUITY

Payable to brokers	$18,972	$50,648	$48,885
Income taxes payable and deferred tax liabilities	6,091	5,669	16,556
Compensation payable	6,012	10,926	6,077
Securities sold short, not yet purchased	6,570	9,623	9,825
Accrued expenses and other liabilities	6,369	2,595	26,239
Sub-total	44,014	79,461	107,582

Redeemable noncontrolling interests	3,929	5,738	5,943

Equity	1,003,281	1,003,406	643,726
4% PIK Note due from GAMCO	(250,000)	(250,000)	-
Accumulated comprehensive income (loss)	1,703	(1,857)	9,372
Total equity	754,984	751,549	653,098

Total liabilities and equity	$802,927	$836,748	$766,623

Table II

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended June 30,

	2016		2015

Investment advisory and incentive fees	$2,224		$2,069
Institutional research services	2,290		2,001
Other revenues	450		520
Total revenues	4,964		4,590

Compensation costs	5,441		5,597
Stock based compensation	644		627
Other operating expenses	2,080		1,725
Total expenses	8,165		7,949

Operating loss before management fee	(3,201)		(3,359)

Investment gain	1,495		3,759
Interest and dividend income from GAMCO	2,588		-
Interest and dividend income, net	839		680
Investment and other non-operating income, net	4,922		4,439

Gain before management fee and income taxes	1,721		1,080
Management fee	151		109
Income before income taxes	1,570		971
Income tax	305		133
Net income	1,265		838
Net income/(loss) attributable to noncontrolling interests	246		(17)
Net income attributable to Associated Capital Group, Inc.	$1,019		$855

Net income per share attributable to Associated Capital Group, Inc.:
Basic	$0.04		$0.03

Diluted	$0.04		$0.03

Weighted average shares outstanding:
Basic	24,854		25,065

Diluted	25,189		25,358

Actual shares outstanding	25,458	(a)	25,725	(a)

Notes:
(a) Includes 549,700 and 704,050 of RSAs at June 30, 2016 and 2015, respectively.

Table III

ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Six Months Ended June 30,

	2016		2015

Investment advisory and incentive fees	$4,292		$4,055
Institutional research services	4,345		4,067
Other revenues	844		1,035
Total revenues	9,481		9,157

Compensation costs	11,753		11,476
Stock based compensation	1,288		1,265
Other operating expenses	3,882		3,268
Total expenses	16,923		16,009

Operating loss before management fee	(7,442)		(6,852)

Investment gain	5,204		10,705
Interest and dividend income from GAMCO	5,176		-
Interest and dividend income, net	1,265		1,091
Investment and other non-operating income, net	11,645		11,796

Gain before management fee and income taxes	4,203		4,944
Management fee	425		496
Income before income taxes	3,778		4,448
Income tax	966		1,234
Net income	2,812		3,214
Net income/(loss) attributable to noncontrolling interests	200		(26)
Net income attributable to Associated Capital Group, Inc.	$2,612		$3,240

Net income per share attributable to Associated Capital Group, Inc.:
Basic	$0.11		$0.13

Diluted	$0.10		$0.13

Weighted average shares outstanding:
Basic	24,859		25,098

Diluted	25,181		25,386

Actual shares outstanding	25,458	(a)	25,725	(a)

Notes:
(a) Includes 549,700 and 704,050 of RSAs at June 30, 2016 and 2015, respectively.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings.  Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.